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                                                             Exhibit 99.5


                            [HEALTH CARE REIT LOGO]

F O R    I M M E D I A T E    R E L E A S E

                                  PRESS RELEASE

                                                January 20, 1997
                                                For more information contact:
                                                Erin Ibele       (419) 247-2800
                                                Ed Lange         (419) 247-2800

                    HEALTH CARE REIT, INC. ANNOUNCES DIVIDEND

                  Toledo, Ohio, January 20, 1997. . . . The Directors of HEALTH
CARE REIT, INC. (NYSE/HCN) voted to pay a quarterly cash dividend of $.52 per share. The dividend will be payable February 20, 1997 to shareholders of record on February 3, 1997. This will be the REIT's 103rd consecutive dividend distribution.

                  Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At December 31, 1996, the company had investments in 137 health care facilities in 28 states and had total assets of approximately $520 million.